Exhibit 3.1.12

FRANCISCO V. AGUILAR Secretary of State DEPUTY BAKKEDAHL Deputy Secretary for Commercial Recordings	STATE OF NEVADA OFFICE OF THE SECRETARY OF STATE	Commercial Recordings Division
401 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7141
North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

11/01/2024
Work Order Item Number:	W2024110100787-4036707
Filing Number:	20244444046
Filing Type:	Certificate of Designation
Filing Date/Time:	11/1/2024 9:35:00 AM
Filing Page(s):	27

Indexed Entity Information:
Entity ID: E0400472014-9	Entity Name: Innovation1 Biotech Inc.
Entity Status: Active	Expiration Date: None

Commercial Registered Agent

LEGALINC CORPORATE SERVICES INC.*

1810 E SAHARA AVE STE 215, Las Vegas, NV 89104, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

FRANCISCO V. AGUILAR
Secretary of State

Commercial Recording Division

401 N. Carson Street

Docusign Envelope ID: F2C20AB1-9E52-4DC6-B102-DD796B4038E7

Filed in the Office of	Business Number E0400472014-9
Secretary of State State Of Nevada	Filing Number 20244444046
	Filed On 11/1/2024 9:35:00 AM
	Number of Pages 27

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Innovation1 Biotech Inc. Entity or Nevada Business Identification Number (NVID): E0400472014-9
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series C Senior Convertible Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* The Board authorizes the issuance of Series C Senior Convertible Preferred Stock constituting 1,200,000 shares, par value $0.001 per share.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X Signed by: [signature] B490200FE80E487... Signature of Officer Date: 11/01/2024

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 8/1/2023

INNOVATION1 BIOTECH INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES C SENIOR CONVERTIBLE PREFERRED STOCK

PURSUANT TO NRS 78.195 AND 78.1955 OF THE

NEVADA REVISED STATUTES OF THE STATE OF NEVADA

The undersigned, Frederick E. Pierce, II does hereby certify that:

1.	He is the Interim Chief Executive Officer of Innovation1 Biotech Inc., a Nevada (the “Corporation”).

2.	The Corporation is authorized to issue 25,000,000 shares of preferred stock, $0.001 par value per share, (i) 2,695,514 shares of which were designated as Series B Preferred Stock, 2,694,514 of which are outstanding, and (ii) 5,389,028 shares of which were designated as Series B-1 Preferred Stock, 5,389,028 of which are outstanding.

3.	The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the Amended and Restated Articles of Incorporation of the Corporation, as amended (the “Articles of Incorporation”), provides for a class of its authorized stock known as preferred stock, consisting of 25,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized by resolution to provide for the issuance of preferred stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as described above, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of 1,200,000 shares of the preferred stock which the Corporation has the authority to issue.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock to be designated “Series C Senior Convertible Preferred Stock” and does hereby fix and determine the designation, powers, privileges, preferences and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof as follows:

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(d) .

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(d).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which the New York Federal Reserve Bank is authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 6(c)(iv).

“Change of Control Transaction” means the occurrence, other than the occurrence contemplated by (i) the Stock Issuance Agreement, by and between the Corporation and NLC Operations, LLC, and (ii) the License Agreement, by and among the Corporation, NLC Ltd., NLC Viral Defense, LLC, and any fundings made in connection with the foregoing, each to be dated on or about October 29, 2024 (the “NLC Transactions”), after the date hereof of any of (a) an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 33% of the voting securities of the Corporation (other than by means of the issuance, sale, conversion or exercise of any Series Preferred Stock issued and outstanding as of the Original Issue Date of the Series C Preferred Stock), (b) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the Corporation or the successor entity of such transaction, (c) the Corporation (and all of its Subsidiaries, taken as a whole) sells or transfers all or a substantial portion of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a one year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the Original Issue Date), or (e) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Closing” means the closing of the purchase and sale of the Series C Preferred Stock pursuant to Section 2.1 of the Purchase Agreement.

“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto and all conditions precedent to (i) each Holder’s obligations to pay the Purchase Price and (ii) the Corporation’s obligations to deliver the Series C Preferred Stock have been satisfied or waived.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, $0.001 par value per share, and stock of any other class of securities into which such securities may hereafter be reclassified, converted or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Amount” means the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock in accordance with the terms hereof.

“Dividend Termination Date” shall have the meaning set forth in Section 3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Transaction” shall have the meaning set forth in Section 7(d).

“GAAP” means United States generally accepted accounting principles.

“Holder” shall have the meaning given such term in Section 2.

“Liquidation” shall have the meaning set forth in Section 5.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of the Series C Preferred Stock regardless of the number of transfers of any particular shares of Series C Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series C Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Purchase Agreement” means the Purchase Agreements, dated as of November 1, 2024, among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Purchase Price” means, as to each Holder, the aggregate dollar amount to be paid for the Series C Preferred Stock pursuant to the Purchase Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series C Preferred Stock” shall have the meaning set forth in Section 2.

“Series C Preferred Stock Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of the Series C Senior Convertible Preferred Stock of the Corporation issued to certain investor(s) and certain officers and directors of the Corporation.

“Series C-1 Preferred Stock Certificate of Designation” means the Certificate of Designation of Preferences, Rights, and Limitations of either an existing or a to-be-created Series C-1 Senior Convertible Preferred Stock of the Corporation.

“Series C-1 Preferred Stock” means the existing or to-be-created Series C-1 Senior Convertible Preferred Stock of the Corporation to be issued to certain holders of Series B Preferred Stock, Series B-1 Preferred Stock, certain note and warrant holders, or to purchasers of the Series C-1 Preferred Stock either in connection with or contemporaneously with the closing of the NLC Transaction.

“Share Delivery Date” shall have the meaning set forth in Section 6(c).

“Stated Value” shall have the meaning set forth in Section 2.

“Subsidiary” means any subsidiary of the Corporation as set forth on Schedule 3.1(a) of the Purchase Agreement and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date of the Purchase Agreement.

“Successor Entity” shall have the meaning set forth in Section 7(d).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing), OTCQB Market, OTC Markets; the OTC Bulletin Board or the OTC Markets Group Inc. (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Purchase Agreement, the Registration Rights Agreement all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement as amended, modified or supplemented from time to time in accordance with its terms.

“Transfer Agent” means Empire Stock Transfer, Inc., and any successor transfer agent of the Corporation.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Preferred Stock then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

Section 2. Designation, Amount, Par Value, and Rank.

a)       The series of preferred stock shall be designated as “Series C Senior Convertible Preferred Stock” (the “Series C Preferred Stock”) and the number of shares of such series shall be 1,200,000 (which shall not be subject to increase without the written consent of the holders of a majority of the then outstanding shares of the Series C Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Series C Preferred Stock shall have a par value of $0.001 per share and a stated value equal to $0.001 (as adjusted for any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the Common Stock or any other shares of the Corporation’s capital stock, including, without limitation, any series of the Corporation’s Preferred Stock, the “Stated Value”).

b)       Except to the extent that the holders of at least a majority of each of the outstanding Series C Preferred Stock and Series C-1 Preferred Stock voting together as one class (the “Required Holders”) expressly consent to the creation of Parity Stock (as defined below) or Senior Preferred Stock (as defined below), all shares of Common Stock and all shares of capital stock of the Corporation outstanding on the Original Issue Date or authorized or designated after the Original Issue Date shall be junior in rank to the Series C Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (such junior stock is referred to herein collectively as ‘‘Junior Stock”). Without limiting any other provision of this Certificate of Designation, without the prior express consent of the Required Holders, each voting separately as a single class, the Corporation shall not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Series C Preferred Stock in respect of the preferences as to voting rights, dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Senior Preferred Stock”) or (ii) of pari passu rank to the Series C Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Parity Stock”)

Section 3. Dividends. Commencing January 1, 2025 and continuing thereafter on each successive six-month anniversary Holders shall be entitled to receive, and the Corporation shall pay, by issuing shares of Common Stock (the “PIK Shares”) to Holders as calculated below (subject to applicable law), dividends on shares of Preferred Stock, based on the Stated Value, at a rate of six percent (6%) per annum, commencing on the Original Issue Date until the earlier of (i) the date that the Preferred Stock is converted to Common Stock or redeemed in accordance with the terms hereof, or (ii) the date no shares of Series C Preferred Stock remain outstanding, (the “Dividend Termination Date”). Such dividends shall accrue and be compounded daily on the basis of a 360-day day year and twelve (12) 30-day months and shall be paid either semiannually as provided above, promptly after conversion of the Preferred Stock, or on the Dividend Termination Date, if the Preferred Stock has not been converted prior to the Dividend Termination Date. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 7, Holders shall also be entitled to receive, and the Corporation shall pay, dividends on shares of Series C Preferred Stock equal (on an as-if-converted-to-Common-Stock basis, disregarding for such purpose any conversion limitations hereunder) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Series C Preferred Stock except as provided in this Section 3. The Corporation shall not pay any dividends on the Common Stock unless the Corporation simultaneously complies with this provision. Notwithstanding the foregoing, (a) upon the occurrence and continuance of a Triggering Event or (b) if a Liquidation or Redemption occurs, then dividends shall be paid in cash. The price of PIK Shares as of any dividend payment date or other date of determination shall be equal to the lower of: (x) the official closing price of the Common Stock on the Pink Sheets on the Trading Day immediately preceding the dividend payment date or such other date of determination; and (y) the average of the official closing prices of the Common Stock on the Pink Sheets for the five (5) Trading Days immediately preceding the dividend payment date or such other date of determination, subject to adjustment herein.

Section 4. Voting Rights.

a)       Subject to the last sentence of this Section 4(a), the Holders shall vote with the shares of Common Stock, on an as-converted to Common Stock basis, with respect to all matters on which the holders of Common Stock are entitled to vote, subject to any applicable Beneficial Ownership Limitations. Notwithstanding the foregoing, the Holders shall not be entitled to exercise any of their voting rights under this Section 4(a), so long as such Holders shall be entitled to exercise their voting rights under Section 4(c) below.

b)       Notwithstanding the foregoing, in addition, as long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Required Holders, voting together as a separate class, (i) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock or alter or amend this Certificate of Designation, (ii) amend the Corporation’s Articles of Incorporation or other charter documents of the Corporation in a manner adverse to the Required Holders, (iii) increase the number of authorized shares of Series C Preferred Stock, or (iv) enter into any agreement with respect to any of the foregoing.

c)       In addition to the voting rights set forth in Section 4(b) above, until all the transactions contemplated by the Transaction Documents, as determined by the Board of Directors by resolution, have been consummated or waived, including, without limitation, the approval by the stockholders of the Corporation of a reverse stock split and or an increase of the capital stock and the concomitant filing of a Certificate of Amendment of the Articles of Incorporation with the Nevada Secretary of State, each Holder of the Series C Preferred Stock shall have the following voting rights.

Each share of Series C Preferred Stock shall entitle the Holder thereof to vote on an as-converted basis per each share of Series C Preferred Stock and shall, except as required by law, vote together with the Common Stock and the Holders of the Series C Preferred Stock as a single class.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), prior and in preference to the Common Stock or any other series of Preferred Stock except for the Series C-1 Preferred Stock, the Holders shall be entitled to receive on an in pari passu basis with the Holders of the Series C-1 Preferred Stock, out of the assets available for distribution to stockholders an amount in cash equal to 120% of the aggregate Stated Value of all shares of Series C Preferred Stock or all shares of Series C-1 Preferred Stock, as applicable, held by such Holder. In addition to the above, the Holders, if and as applicable, will be entitled to the payment of all accrued and unpaid dividends on the Preferred Stock and, in the event any of such dividends are payable in shares of Common Stock, the cash value of such shares of Common Stock upon Liquidation. The preference set forth in this Section 5 with respect to distributions to the Series C Preferred Stock upon a Liquidation shall apply to any distributions to be made upon the consummation of a Fundamental Transaction or Change of Control Transaction. The Corporation shall mail written notice of any such Liquidation, Fundamental Transaction or Change of Control Transaction not less than 45 days prior to the payment date stated therein, to each Holder.

Section 6. Conversion.

a) Conversions at Option of Holder. Subject to Section 6(d), each share of Series C Preferred Stock shall be convertible, at any time and from time to time after the Original Issue Date, at the option of the Holder thereof, into that number of shares of Common Stock determined by dividing the Stated Value of such share of Series C Preferred Stock by the Conversion Price. Holders shall effect conversions by delivering to the Corporation a conversion notice in the form attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series C Preferred Stock to be converted, the number of shares of Series C Preferred Stock owned prior to the conversion at issue, the number of shares of Series C Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be as of the close of business on the Business Day that such Notice of Conversion is delivered to the Corporation, or if such day is not a Business Day or if the Notice of Conversion is delivered after regular business hours, the next Business Day. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. From and after the Conversion Date, until presented for transfer or exchange, certificates that previously represented shares of Series C Preferred Stock shall represent, in lieu of the number of shares of Series C Preferred Stock previously represented by such certificate, the number of shares of Series C Preferred Stock, if any, previously represented by such certificate that were not converted pursuant to the Notice of Conversion, plus the number of shares of Conversion Shares into which the shares of Series C Preferred Stock previously represented by such certificate were converted. To effect conversions of shares of Series C Preferred Stock, a Holder shall not be required to surrender the certificate(s), if any, representing the shares of Series C Preferred Stock to the Corporation unless all of the shares of Series C Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series C Preferred Stock promptly following the Conversion Date at issue. Shares of Series C Preferred Stock converted into Common Stock shall be canceled and shall not be reissued.

b) Conversion Price. The conversion price for the Series C Preferred Stock shall initially be equal to $0.000000586216897634410 per share, subject to adjustment as provided herein (the “Conversion Price”).

c) Mechanics of Conversion

i.	Delivery of Conversion Shares Upon Conversion. Not later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon the conversion of the Series C Preferred Stock. If such Conversion Shares may be issued free of restrictive legends and trading restrictions, the Corporation shall cause such Conversion Shares to be issued free of such restrictive legends and trading legends. The Corporation shall use its reasonable best efforts to deliver the Conversion Shares required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

ii.	Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Series C Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.

iii.	Obligation Absolute; Partial Liquidated Damages. Subject to Section 6(d), the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series C Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance, which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Stated Value of its Series C Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, other than pursuant to Section 6(d), unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series C Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of the Series C Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, subject to Section 6(d), the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section 6(c)(i) by the Share Delivery Date applicable to such conversion, other than pursuant to Section 6(d), the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Series C Preferred Stock being converted, $10 per Trading Day (increasing to $20 per Trading Day on the third Trading Day after the Share Delivery Date and increasing to $40 per Trading Day on the sixth Trading Day after the Share Delivery Date) for each Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

iv.	Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6(c)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series C Preferred Stock equal to the number of shares of Series C Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series C Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver the Conversion Shares upon conversion of the shares of Series C Preferred Stock as required pursuant to the terms hereof.

v.	Reservation of Shares Issuable Upon Conversion. From and after the sixty (60) day anniversary of the Original Issue Date or if it should occur later, from and after the sixty (60) day anniversary of the date of the first issuance of any shares of Series C-1 Preferred Stock, and until no shares of Series C Preferred Stock remain outstanding, the Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series C Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Series C Preferred Stock), not less than the aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account any adjustments under Section 7) upon the conversion of the then outstanding shares of Series C Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

vi.	Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series C Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Holder from converting fractional shares of Series C Preferred Stock.

vii.	Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of the Series C Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Series C Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

d) Beneficial Ownership Limitation. Notwithstanding anything to the contrary set forth herein, the Corporation shall not effect any conversion of the Series C Preferred Stock, and a Holder shall not have the right to convert any portion of the Series C Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Series C Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series C Preferred Stock) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(d) applies, the determination of whether the Series C Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Series C Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Series C Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Series C Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this Section 6(d) and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request (which may be via email) of a Holder, the Corporation shall within one (1) Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series C Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series C Preferred Stock held by the applicable Holder. A Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(d) applicable to its Series C Preferred Stock; provided, that the Beneficial Ownership Limitation shall not in any event exceed 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Series C Preferred Stock held by the Holder and the provisions of this Section 6(d) shall continue to apply. Any such increase will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder. The Beneficial Ownership Limitation shall not be waived by the Corporation or the Holder and upon issuance of the Series C Preferred Stock by the Corporation, and the purchase thereof by the Holder, in accordance with the Purchase Agreement, each of the Corporation and the Purchaser shall be deemed to acknowledge such limitation and to agree not to waive it. The provisions of this Section 6(d) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to correct this Section (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section shall apply to a successor holder of Series C Preferred Stock.

Section 7. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Series C Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions that is payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, the Series C Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. Notwithstanding the foregoing in no event may the Conversion Price be less than the par value per share of Series C1 Preferred Stock.

b) Subsequent Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Common Stock or any class thereof (other than in connection with the NLC Transactions) (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series C Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

In addition to any adjustments pursuant to Section 7(a) above, other than in connection with the NLC Transactions, if at any time the Corporation issue or sell any additional shares of Common Stock or Common Stock Equivalents (“Additional Shares of Common Stock”), other than (A) as provided in Certificate of Designation or (B) pursuant to Common Stock Equivalents granted or issued prior to the Closing Date, in any case, at an effective price per share that is less than the Conversion Price then in effect or without consideration, (such issuances collectively, a “Dilutive Issuance”) (it being understood and agreed that if the holder of the Common Stock or Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive Common Stock at an effective price per share that is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance at such effective price), then simultaneously with the consummation of each Dilutive Issuance the Conversion Price shall be reduced and only reduced in accordance with the following formula: the Conversion Price multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such Dilutive Offering, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such Dilutive Offering. Such adjustment shall be made whenever such Common Stock or Stock Equivalents are issued. The Company shall notify the Holder, in writing, no later than the Trading Day before the issuance or deemed issuance of any Common Stock or Stock Equivalents subject to this Error! Reference source not found.7(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Error! Reference source not found.7(b), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Conversion Shares based upon above calculation regardless of whether the Holder accurately refers to the revised Conversion Price in the Notice of Conversion.

c) Distributions. During such time as the Series C Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series C Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

d) Fundamental Transaction. If, at any time while the Series C Preferred Stock or the Series C-1 Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation (and all of its Subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or a substantial portion of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of at least 50% of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination, and not including in connection with the NLC Transactions) (each a “Fundamental Transaction”), then, upon any subsequent conversion of the Series C Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of the Series C Preferred Stock), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Series C Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of the Series C Preferred Stock). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Series C Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents in accordance with the provisions of this Section 7(d) pursuant to written agreements in customary form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for the Series C Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Series C Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of the Series C Preferred Stock (without regard to any limitations on the conversion of the Series C Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of the Series C Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

e) Voluntary Adjustment. Subject to the rules and regulations of the Trading Market, the Corporation may at any time on which any shares of Series C Preferred Stock are outstanding, with the prior written consent of the Holder, reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board of Directors.

f) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

g) Notice of Holders.

i.	Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder by email a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.	Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or a substantial portion of the assets of the Corporation (and all of its Subsidiaries, taken as a whole), or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series C Preferred Stock, and shall cause to be delivered by email to each Holder at its last email address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert the Conversion Amount of the Series C Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8. [Reserved].

Section 9. Redemption

a)       The Series C Preferred Stock is perpetual and has no maturity date. Upon the occurrence of a Triggering Event (as defined below), each Holder shall have the right to cause the Corporation to redeem all or part of such Holder’s shares of Series C Preferred Stock at a price per share equal to 110% of the Stated Value in accordance with the terms of this Section 9.

b)       Each of the following events shall constitute a “Triggering Event” and each of the events in clauses (viii), (ix), and (x) shall constitute a “Bankruptcy Triggering Event”:

(i)       from and after the sixth-month anniversary of the Original Issue Date or if it should occur later, from and after the six-month anniversary of the date of the first issuance of any shares of the Series C-1 Preferred Stock, the suspension from trading or failure of the Common Stock to be tradable or listed (as applicable) on an eligible Trading Market for a period of five (5) consecutive Trading Days; stet

(ii)      the Corporation’s written notice to any Holder of the Series C Preferred Stock, including, without limitation, by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any Series C Preferred Stock into shares of Common Stock that is requested in accordance with the provisions of this Certificate of Designations;

(iii)     from and after the sixty (60) day anniversary of the Original Issue Date, or if it should occur later, from and after the sixty (60) day anniversary of the date of the first issuance of any shares of Series C-1 Preferred Stock, if at any time following the tenth (10th) consecutive day that the number of shares of Common Stock to be reserved hereunder is less than 100% of the sum of the number of shares of Common Stock that such Holder would be entitled to receive upon a conversion in full of the Series C Preferred Stock held by such Holder (without regard to any limitations on conversion set forth in this Certificate of Designations), the Corporation does not diligently take steps to cure such failure;

(iv)     the Corporation’s Board of Directors fails to declare any Dividend to be paid in accordance with Section Error! Reference source not found.;

(v)      the Corporation’s failure to pay to any Holder any Dividend (whether or not declared by the Board of Directors) or any other amount when and as due under this Certificate of Designations (including, without limitation, the Corporation’s failure to pay any redemption payments or amounts hereunder), the Purchase Agreement or any other Transaction Document or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby (in each case, as permitted pursuant to the Nevada Revised Statutes, except, in the case of a failure to pay Dividends and any other payment due hereunder when and as due, in each such case only if such failure remains uncured for a period of at least three (3) Trading Days;

(vi)     the Corporation, either (A) fails to cure a Conversion Failure by delivery of the required number of shares of Common Stock within five (5) Trading Days after the applicable Conversion Date or (B) fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to such Holder upon conversion of any Series C-1 Preferred Stock acquired by such Holder under the Purchase Agreement as and when required by this Certificate of Designations, or the Purchase Agreement, unless otherwise then prohibited by applicable federal securities laws, and any such failure remains uncured for at least five (5) Trading Days;

(vii)    unless waived by the Required Holders in writing, the occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of $50,000 of indebtedness of the Corporation or any of its Subsidiaries;

(viii)   bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Corporation or any Subsidiary and, if instituted against the Corporation or any Subsidiary by a third party, shall not be dismissed within thirty (30) days of their initiation;

(ix)     the commencement by the Corporation or any Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Corporation or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Corporation or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law;

(x)      the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Corporation or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Corporation or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Corporation or any Subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order,judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of thirty (30) consecutive days;

(xi)     unless waived by the Required Holders in writing, a final judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against the Corporation and/or any of its Subsidiaries and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $50,000 amount set forth above so long as the Corporation provides each Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to each Holder) to the effect that such judgment is covered by insurance or an indemnity and the Corporation or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(xii)    [Reserved];

(xiii)   other than as specifically set forth in another clause of this Section 9, the Corporation or any Subsidiary breaches any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) or any covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of five (5) consecutive Trading Days, unless such breach does not have a material adverse effect;

(xiv)   a false or inaccurate certification (including a false or inaccurate deemed certification) by the Corporation has occurred, and such Holder suffers economic damage thereby;

(xv)    any breach or failure in any respect by the Corporation or any Subsidiary to comply with any covenant hereunder unless such breach does not have a material adverse effect;

(xvi)   [Reserved];

(xvii)  (A) the Common Stock cannot be issued and transferred electronically to third parties via DTC through its Deposit/Withdrawal at Custodian system or (B) the Corporation has received notice from DTC to the effect that a suspension of, or restriction on, accepting additional deposits of the Common Stock, electronic trading or book-entry services by DTC with respect to the Common Stock is being imposed or is contemplated; or

(xviii) failure to have the Registration Statement (as defined in the Registration Rights Agreement) declared effective and remain effective in accordance with the terms of the Purchase Agreement.

c)       Subject to the terms of this Section 9, to cause the Corporation to redeem all or part of its shares of Series C Preferred Stock, each Holder shall deliver written notice to the Corporation (each, a “Redemption Notice”) setting forth the number of shares of Series C Preferred Stock that each such Holder wishes to redeem. The Corporation shall redeem the shares of Series C Preferred Stock in cash in accordance with the Redemption Notice, no later than 5 days after the date on which the Redemption Notice is delivered to the Corporation. Upon receipt of full payment in cash for a complete redemption, each Holder will promptly submit to the Corporation such Holder’s Series C Preferred Stock certificates, if any, and such redeemed shares shall no longer be deemed to be outstanding.

Section 10. Miscellaneous.

a)       Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by email attachment, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 7 Grand View Avenue, Somerville, MA 02143 Attention: Frederick E. Pierce, II, Interim CEO, email address: rpierce@i1bio.com, or such other email address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 10. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by email attachment, or sent by a nationally recognized overnight courier service addressed to each Holder at the email address or address of such Holder appearing on the books of the Corporation, or if no such email address or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via email attachment at the email address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via email attachment at the email address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)       Lost or Mutilated Preferred Stock Certificate. If a Holder’s Series C Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series C Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation (which shall not include the posting of any bond).

c)       Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

d)       Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

e)       Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

f)       Status of Converted or Redeemed Preferred Stock. Shares of Series C Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Series C Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares may not be reissued and shall automatically be retired and cancelled and shall resume the status of authorized but unissued shares of preferred stock.

g)       Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the Clark County, Nevada (the ‘‘Nevada Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Nevada Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Nevada Courts, or such Nevada Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations of Series C Senior Convertible Preferred Stock of Innovationl Biotech Inc. to be signed by its Interim Chief Executive Officer this 1st day of November 2024.

INNOVATION1 BIOTECH INC.

By:
Name:	Frederick Pierce
Title:	Interim Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES

OF SERIES C PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series C Senior Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of Innovation1 Biotech Inc., a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:
Number of shares of Series C Preferred Stock owned prior to Conversion:
Number of shares of Series C Preferred Stock to be Converted:
Stated Value of shares of Series C Preferred Stock to be Converted:
Number of shares of Common Stock to be Issued:
Applicable Conversion Price:
Number of shares of Series C Preferred Stock subsequent to Conversion:
Address for Delivery:

Or

DWAC Instructions:

Broker no: __________

Account no: ___________

HOLDER
By:
Name:
Title: